Exhibit 99.1

NEWS RELEASE

CONTACT:

Bob Aronson
Director of Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES REPORTS MARCH SALES

-- Comparable Store Sales Increase 5.5% --

HOUSTON, TX, April 8, 2004 - Stage Stores, Inc. (Nasdaq: STGS) today reported that total sales for the five-week period ended April 3, 2004 increased 51.0% to $110.2 million from $73.0 million in the prior year five-week period ended April 5, 2003. Comparable store sales increased 5.5% versus a decrease of 13.9% last year. The Company noted that total sales include sales for the Peebles stores in the current year's results only, while comparable store sales include comparable store sales for the Peebles stores in both years.

The Company reported that most of its principal categories of business had comparable store sales increases during March, with the only exceptions being dresses, gifts and intimate apparel. The top three performing categories during the month were special size sportswear (+13.6%), misses sportswear (+10.0%) and accessories (+8.8%).

Jim Scarborough, Chairman, President and Chief Executive Officer, commented, "We are pleased with our overall March sales performance. Our comparable store sales gain was driven by stores in our Southern markets, which benefited from favorable weather for spring introductions, as well as from strong demand for clearance items in the early part of the month. Sales results in our Mid-Atlantic markets were negatively impacted by lower levels of clearance inventory as compared to last year, and cooler weather patterns, which dampened enthusiasm for spring items. In general, our performance by population size was encouraging, as our small, mid-size and large market groups each had positive comparable store results during the period. Our small market group led the way with a 7.3% comparable store sales increase."

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Stage Stores Reports March Sales

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SALES SUMMARY

	Comparable Store Sales Trend		Total Sales
Fiscal Period	% Increase (Decrease)		($ in Millions)
	2004	2003*	2004	2003
February	8.0%	(8.1)%	$87.8	$59.5
March	5.5	(13.9)	110.2	73.0
1st Quarter-To-Date	6.6	(11.4)	198.0	132.5

*2003 actual results are restated to include Peebles' comparable store sales.

The Company additionally reported that, on March 25th, it opened five new Bealls stores in Texas, with new locations in Columbus, Elgin, Freeport, Pleasanton and Hillsboro. Subsequent to the end of the fiscal month, on April 7th, the Company also opened a new Peebles store in Jackson, Ohio.

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 517 stores located in 27 states. The Company operates under the Stage, Bealls and Palais Royal names throughout the South Central states, and under the Peebles name throughout the Mid-Atlantic, Southeastern and Midwestern states. For more information about Stage Stores, visit the Company's web site at www.stagestoresinc.com

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